Exhibit 99.1

Brigham Exploration Reports Year-End and Fourth Quarter 2006 Results

          AUSTIN, Texas, March 5 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) today announced financial results for the year-end and quarter ended December 31, 2006.

          YEAR-END 2006 RESULTS

          Average daily production volumes for 2006 were 36.8 MMcfe per day, up 11% when compared to 2005.  Revenues from the sale of oil and natural gas including hedge settlements for 2006 were $103.6 million, which represents a 7% increase when compared to last year.  Higher production volumes and hedge settlement gains increased revenue by $11.1 million and $8.0 million, respectively, while lower commodity prices decreased revenue by $12.3 million.

          Our average realized price for natural gas in 2006 was $7.09 per Mcf, which included a $0.35 per Mcf gain associated with the settlement of our natural gas derivative contracts.  This compares to an average realized price in 2005 of $7.97 per Mcf, which included a $0.32 per Mcf loss due to the settlement of our natural gas derivative contracts.  Our average realized price for oil for 2006 was $64.39 per barrel, which included a $0.35 per Bbl gain due to the settlement of our oil derivative contracts.  This compares to an average realized price in 2005 of $51.95, which included a $2.78 per barrel loss due to the settlement of oil derivative contracts last year.

          Our production costs, which include costs for operating and maintaining (O&M expense) our producing wells, expensed workovers, ad valorem taxes and production taxes, were up $0.23 per Mcfe, or 26%, when compared to 2005.  O&M expenses increased $0.16 per Mcfe, or 34%.  Increased costs associated with salt water disposal, equipment rental, chemical testing and treating, and well service and repair accounted for 69% of the increase in O&M expense.  Ad valorem taxes increased $0.03 per Mcfe, or 33%, due to an increase in property valuations for our oil and natural gas properties due to higher commodity prices.

          Our general and administrative (G&A) expense for 2006 was 43% higher than 2005.  G&A expense increased primarily because of $1.6 million of non-cash employee compensation expense associated with our 2006 adoption of SFAS 123R, which deals with the change in accounting methodology for employee stock option expense.  G&A expense also increased because of increases in payroll and benefits associated with higher employee retention costs and, to a lesser extent, an increase in the number of employees.  These increases resulted in our G&A expense increasing by $0.14 per Mcfe, or 30%.

          Our depletion expense for 2006 was 39% higher than 2005.  Approximately 72% of the increase in our depletion expense for 2006 was due to an increase in our depletion rate while the remaining 28% of the increase was due to an increase in our production volumes.  The increase in depletion rate is attributable to an increase in finding and development costs incurred in 2006 and an increase in future development costs associated with our year-end 2006 proved reserves.

          Our net interest expense for 2006 was 143% higher than last year.  This increase was primarily due to interest incurred on our 9 5/8% senior notes due 2014 (“Senior Notes”), which we issued in April 2006.  The issuance of the Senior Notes resulted in an increase in our weighted average debt outstanding and our weighted average cost of debt.  Our weighted average debt outstanding for 2006 was $123.0 million versus $80.2 million in 2005.  In addition, we wrote-off approximately $1.0 million in subordinated note issuance costs associated with the termination of the subordinated credit facility in April 2006.

          We recorded deferred income tax expense of $12.7 million in 2006 compared to deferred income tax expense of $15.0 million in 2005.  Although overall tax expense was down relative to 2005, our effective tax rate increased due to our adoption of the Texas state margin tax in 2006, which required us to record $1.3 million of deferred margin tax in 2006 to account for the cumulative differences between book and tax accounting for periods prior to and including December 31, 2006.

          Our reported net income for 2006 was $19.8 million ($0.43 per diluted share) versus net income of $27.4 million ($0.63 per diluted share) for the same period last year.  Net income for 2006 includes $3.5 million after-tax ($5.8 million before-tax) in unrealized gains on derivatives.  Excluding the impact of unrealized hedging gains, net income for 2006 would have been $16.3 million ($0.36 per diluted share).

          As of December 31, 2006, we had $4.3 million in cash, $25.9 million of debt outstanding under our senior credit facility and a net debt to book capitalization ratio of 38%.

          In 2006, we spent $184.6 million on oil and gas capital expenditures, which represents a 56% increase from 2005.  Oil and gas capital expenditures for 2006 and 2005 were:

	Twelve Months Ended December 31,

	2006	2005

	(in thousands)
Drilling	$142,338	$90,873
Net land and seismic	31,683	19,641
Capitalized costs	9,954	6,789
Capitalized SFAS 143 ARO	609	1,324

Total oil and gas capital expenditures	$184,584	$118,627

          FOURTH QUARTER 2006 RESULTS

          Our average net daily production volumes for the fourth quarter 2006 were 38.8 MMcfe per day, down 5% when compared to the fourth quarter 2005. Revenues from the sale of oil and natural gas including hedge settlements for the fourth quarter 2006 were down 29% to $26.0 million when compared to the fourth quarter 2005.  Lower realized prices and production volumes decreased revenues by $12.0 and $1.9 million, respectively, while hedge settlement gains increased revenues by $3.4 million.

          Our average realized price for natural gas for the fourth quarter 2006 was $7.00 per Mcf, which included a $0.36 per Mcf gain associated with the settlement of our natural gas derivative contracts.  This compares to an average realized price in the fourth quarter 2005 of $10.02, which included a $0.71 per Mcf loss due to the settlement of our natural gas derivative contracts.  During the fourth quarter 2006, our average realized price for oil was $56.09 per barrel, which included a $1.38 per barrel gain due to the settlement of our oil derivative contracts.  This compares to an average realized price in the fourth quarter 2005 of $57.71, which included a $0.95 per barrel loss due to the settlement of our oil derivative contracts.

          Our fourth quarter 2006 production costs were up 1% on a per unit basis when compared to the fourth quarter 2005.  A $0.24 per Mcfe increase in our O&M expenses was offset by a $0.23 per Mcfe decrease in our production taxes. Increases in salt water disposal, compressor and equipment rental, and well service and repair accounted for 64% of the per unit increase in O&M expense. The decrease in production taxes is attributable to both lower production volumes and an increase in the level of severance tax refunds approved by states in the fourth quarter 2006 as compared to the fourth quarter 2005.

          Our G&A expense for the fourth quarter 2006 was 8% higher than the fourth quarter 2005.  G&A expense increased primarily because of $0.4 million of non- cash employee compensation expense associated with our 2006 adoption of SFAS 123R.

          Our depletion expense for the fourth quarter 2006 was $1.5 million higher than the fourth quarter 2005.  Depletion increased by $2.1 million due to an increase in our depletion rate and was partially offset by a $0.6 million decrease due to lower production volumes.

          Our net interest expense for the fourth quarter 2006 increased by $1.5 million.  This increase was primarily due to our higher weighted average debt outstanding and our higher weighted average interest cost associated with our Senior Notes.  Our weighted average debt outstanding for the fourth quarter 2006 was $149.6 million compared to $91.9 million for the comparable period last year.

          We recorded deferred income tax expense of $2.8 million in the fourth quarter of this year compared to deferred income tax expense of $6.5 million in the fourth quarter last year.  The decrease in our deferred income tax expense was primarily due to lower fourth quarter 2006 income before income taxes.

          Our net income for the fourth quarter 2006 was $5.0 million ($0.11 per diluted share) compared to net income of $11.9 million ($0.26 per diluted share) in the fourth quarter 2005.  Fourth quarter 2006 net income includes $1.8 million after-tax ($2.9 million before-tax) in unrealized commodity derivative gains.  Excluding the impact of these unrealized derivative gains, net income for the quarter would have been $3.2 million ($0.07 per diluted share).

          2006 PROVED RESERVES

          Our estimated net proved reserve volumes at December 31, 2006 totaled 146.5 Bcfe of which approximately 82% was natural gas.  During 2006, we added approximately 26.5 Bcfe in net proved reserves and replaced 200% of the 13.3 Bcfe of production.  Our 2006 net proved reserve additions included 26.8 Bcfe of extensions, discoveries and other additions which were partially offset by 0.3 Bcfe of revisions to prior estimates.  Our estimated net proved developed reserves at December 31, 2006 totaled 81.0 Bcfe and our net proved undeveloped reserves totaled 65.5 Bcfe.  With net proved undeveloped reserves remaining flat from 2005 to 2006, our net proved developed reserves increased 19% from the prior year and represented 55% of total proved reserves at year- end 2006 versus 51% at year-end 2005.

Equivalent Reserves (MMcfe)

2006 Beginning Proved Reserves	133,223
Extensions, discoveries & other additions	26,764
Revisions of prior estimates	(281)
Production	(13,254)

2006 Ending Proved Reserves	146,452

          At year-end 2006, the standardized measure and the pre-tax present value (“Pre-tax PV10% Value”) of our estimated proved reserves were $302.7 million and $338.5 million, respectively.  For 2006, these measures were calculated using a West Texas Intermediate Sweet price of $61.06 per barrel and a Henry Hub natural gas price of $5.48 per MMBtu.

At December 31, 2006

Standardized measure of discounted future net cash flows	$302.7
Add present value of future income tax discounted at 10%	34.6
FAS 143 assumption differences	1.2

Pre-tax PV10%	$338.5

          Pre-tax PV10% Value is the estimated present value of the future net revenues from our proved oil and natural gas reserves before income taxes discounted using a 10% discount rate.  Pre-tax PV10% Value is considered a non-GAAP financial measure under SEC regulations because it does not include the effects of future income taxes, as is required in computing the standardized measure of discounted future net cash flows.  We believe that Pre-tax PV10% Value is an important measure that can be used to evaluate the relative significance of our oil and natural gas properties and that Pre-tax PV10% Value is widely used by security analysts and investors when evaluating oil and natural gas companies.  Because many factors that are unique to each individual company impact the amount of future income taxes to be paid, the use of a pre-tax measure provides greater comparability of assets when evaluating companies.  We believe that most other companies in the oil and natural gas industry calculate Pre-tax PV10% Value on the same basis.  Pre-tax PV10% Value is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting income taxes.

          FULL YEAR AND FIRST QUARTER 2007 FORECASTS

          The following forecasts and estimates of our first quarter 2007 and full year 2007 production volumes are forward looking statements subject to the risks and uncertainties identified in the “Forward Looking Statements Disclosure” at the end of this release.  We currently expect our first quarter 2007 production volumes to average between 37.5 MMcfe per day and 40.0 MMcfe per day.  We expect full year 2007 production volumes to average between 40.0 MMcfe per day and 45.0 MMcfe per day.

          For the first quarter 2007, lease operating expenses are projected to be $0.82 per Mcfe based on the mid-point of our production guidance, production taxes are projected to be approximately 5.5% of pre-hedge oil and natural gas revenues, and general and administrative expenses are projected to be $2.1 million ($0.62 to $0.58 per Mcfe).

          MANAGEMENT COMMENTS

          Bud Brigham, Brigham’s CEO and President, commented, “During 2006, we made very substantial long-term investments in acreage, 3-D seismic, and the drilling of early wells in our emerging resource plays.  We expect these investments to pay dividends for us in 2007 and subsequent years. We also aggressively developed our proved undeveloped reserves in 2006 with very good results. While this negatively impacted our total proved finding cost, it generated strong growth in proved developed reserves. Specifically, regarding our focus plays, the Texas Frio underperformed for us during 2006.  However, we once again achieved exceptional results in the Vicksburg, including low total proved finding costs and strong rates of return on our drilling investments.  Our total proved drilling finding costs were attractive in our other focus plays including Southern Louisiana as well as the Hunton, Springer and the Granite Wash plays of the Anadarko Basin.  As evidenced by our capital plan for 2007, our drilling this year will be focused in those plays that have generated our strongest returns, led by the Vicksburg.”

          CONFERENCE CALL INFORMATION

          Our management will host a conference call to discuss operational and financial results for the year-end and fourth quarter 2006 with investors, analysts and other interested parties on Tuesday, March 6, 2007, at 10:00 a.m. Eastern Time.  To participate in the call, participants within the U.S. please dial 800-561-2813 and participants outside the U.S. please dial 617-614-3529. The participant passcode for the call is 36418303.  A telephone recording of the conference call will be available to interested parties approximately two hours after the call is completed through 12:00 p.m. Eastern Time on Friday, April 6, 2007.  To access the recording, domestic callers dial 888-286-8010 and international callers dial 617-801-6888.  The passcode for the conference call playback is 83238140.  In addition, a live and archived web cast of the conference call will be available over the Internet at either http://www.bexp3d.com or http://www.streetevents.com .

          A copy of this press release and other financial and statistical information about the periods covered by this press release and by the conference call that will take place on March 6, 2007, will be available on our website.  To access the press release: go to http://www.bexp3d.com and click on News Releases.  The file with a copy of the press release is named Brigham Exploration Reports Year-End and Fourth Quarter 2006 Results and is dated March 5, 2007.  To access the other financial and statistical information that will be covered by the conference call that will take place on March 6, 2007, go to http://www.bexp3d.com and click on Event Calendar. The file with the other financial and statistical information is named Financial and Statistical Information for the Fourth Quarter 2006 Conference Call and is dated March 6, 2007.

          ABOUT BRIGHAM EXPLORATION

          Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.  For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

          FORWARD LOOKING STATEMENTS DISCLOSURE

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws.  Important factors that could cause our actual results to differ materially from those contained in the forward looking statements including our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward- looking statements may be expressed differently.  All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager
(512) 427-3300

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Twelve months Ended December 31,

	2006	2005	2006	2005

Revenues:
Oil and natural gas sales	$24,817	$38,703	$99,794	$100,994
Hedging settlements	1,175	(2,209)	3,796	(4,174)

	25,992	36,494	103,590	96,820
Unrealized hedging gains (losses)	2,868	—	2,580	—

	28,860	36,494	106,170	96,820
Other revenue	40	84	127	220

Total Revenue	28,900	36,578	106,297	97,040
Costs and expenses:
Lease operating	2,763	2,012	10,701	7,161
Production taxes	566	1,444	4,021	3,353
General and administrative	1,951	1,814	7,887	5,533
Depletion of oil and natural gas properties	13,114	11,656	46,386	33,268
Depreciation and amortization	161	219	537	762
Accretion of discount on asset retirement obligations	88	54	317	180

	18,643	17,199	69,849	50,257

Operating income	10,257	19,379	36,448	46,783
Other income (expense):
Interest expense, net
Interest income	(2,789)	(1,335)	(9,688)	(3,980)
Interest income	135	92	1,207	245
Gain (loss) on derivatives, net	—	181	3,213	(814)
Other income (expense)	171	94	1,352	238

	(2,483)	(968)	(3,916)	(4,311)
Income before income taxes	7,774	18,411	32,532	42,472
Income tax expense:
Current	—	—	—	—
Deferred	(2,773)	(6,512)	(12,744)	(15,037)

	(2,773)	(6,512)	(12,744)	(15,037)

Net income	$5,001	$11,899	$19,788	$27,435

Net income per share available to common stockholders:
Basic	$0.11	$0.27	$0.44	$0.65
Diluted	$0.11	$0.26	$0.43	$0.63
Weighted average shares outstanding:
Basic	45,054	43,389	45,017	42,481
Diluted	45,515	45,233	45,580	43,728

BRIGHAM EXPLORATION COMPANY
PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
(unaudited)

		Three Months Ended December 31,		Twelve Months Ended December 31,

		2006	2005	2006	2005

Average net daily production:
Natural gas (MMcf)		31.3	32.7	29.5	25.6
Oil (Bbls)		1,247	1,344	1,227	1,250
Equivalent natural gas (MMcfe)	(6:1)	38.8	40.8	36.8	33.1
Total net production:
Natural gas (MMcf)		2,814	2,945	10,603	9,213
Oil (MBbls)		112	121	442	450
Equivalent natural gas (MMcfe)	(6:1)	3,488	3,673	13,254	11,913
% Natural gas		81%	80%	80%	77%
Sales price:
Natural gas ($/Mcf)		$6.64	$10.73	$6.74	$8.29
Oil ($/Bbl)		54.71	58.66	64.04	54.73
Equivalent natural gas ($/Mcfe)	(6:1)	7.11	10.54	7.53	8.48
Sales price including derivative settlement gains (losses):
Natural gas ($/Mcf)		$7.00	$10.02	$7.09	$7.97
Oil ($/Bbl)		56.09	57.71	64.39	51.95
Equivalent natural gas ($/Mcfe)	(6:1)	7.45	9.94	7.82	8.13
Sales price including derivative settlement gains (losses) and unrealized gains (losses):
Natural gas ($/Mcf)		$7.96	NA	$7.31	NA
Oil ($/Bbl)		57.43	NA	64.79	NA
Equivalent natural gas ($/Mcfe)	(6:1)	8.27	NA	8.01	NA

SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2006	December 31, 2005

Assets:
Current assets	$31,218	$28,325
Oil and natural gas properties, net (full cost method)	485,525	347,329
Other property and equipment, net	936	1,027
Other non-current assets	4,908	3,746

Total assets	$522,587	$380,427
Liabilities and stockholders’ equity:
Current liabilities	$57,453	$37,467
Senior notes	123,434	—
Senior credit facility	25,900	33,100
Senior subordinated notes	—	30,000
Mandatorily redeemable preferred stock, Series A	10,101	10,101
Deferred income tax liability	34,609	23,563
Other non-current liabilities	5,075	4,556

Total liabilities	$256,572	$138,787
Stockholders’ equity	266,015	241,640

Total liabilities and stockholders’ equity	$522,587	$380,427

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands) (unaudited)

	Three Months Ended December 31,		Twelve months Ended December 31,

	2006	2005	2006	2005

Cash flows from operating activities:
Net income	$5,001	$11,899	$19,788	$27,435
Depletion, depreciation and amortization	13,275	11,875	46,923	34,030
Accretion of discount on ARO	88	54	317	180
Interest paid through issuance of additional redeemable preferred stock	—	—	—	581
Amortization of deferred loan fees and debt issuance costs	209	118	1,682	491
Non-cash stock compensation	437	—	1,571	—
Market value adjustments for derivatives instruments	(2,868)	(181)	(5,794)	814
Deferred income tax expense	2,773	6,512	12,744	15,037
Provision for doubtful account	48	456	48	456
Other noncash items	—	31	64	134
Changes in operating assets and liabilities	(4,571)	(6,447)	11,344	(14,779)

Cash flows provided by operating activities	$14,392	$24,317	$88,687	$64,379
Cash flows used by investing activities	(45,608)	(29,935)	(171,747)	(113,220)
Cash flows (used) provided by financing activities	25,902	3,720	83,385	50,535

Net increase (decrease) in cash and cash equivalents	$(5,314)	$(1,898)	$325	$1,694

SUMMARY PER MCFE DATA
(unaudited)

	Three Months Ended December 31,			Twelve months Ended December 31,

	2006	2005		2006	2005

Revenues:
Oil and natural gas sales	$8.27	$9.94		$8.01	$8.13
Other revenue	0.01	0.02		0.01	0.02

	$8.28	$9.96		$8.02	$8.15
Costs and expenses:
Lease operating	0.79	0.55		0.81	0.60
Production taxes	0.16	0.39		0.30	0.28
General and administrative	0.56	0.49		0.60	0.46
Depletion of natural gas and oil properties	3.76	3.17		3.50	2.79
Depreciation and amortization	0.05	0.06		0.04	0.06
Accretion of discount on ARO	0.03	0.01		0.02	0.02

	$5.35	$4.67		$5.27	$4.21

Operating income	$2.93	$5.29		$2.75	$3.94
Interest expense, net of interest income (a)	(0.76)	(0.34)		(0.64)	(0.31)
Other income (expense) (b)	0.05	0.03	(b)	0.10	0.02	(b)

Adjusted income	$2.22	$4.98		$2.21	$3.65

(a)	Calculated as interest expense minus interest income divided by production for period.

(b)	Excludes non-cash gains/(losses) arising from hedge accounting for certain of our oil and natural gas hedges.

BRIGHAM EXPLORATION COMPANY
SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF MARCH 5, 2007
(unaudited)

			2007
		Hedge Strategy
			Q1	Q2	Q3	Q4

Natural Gas Collars:
Daily volumes	MMBtu/d		20,056	18,022	14,565	11,196
Floor	$/MMBtu	Cash flow	$7.580	$7.133	$7.162	$7.835
Cap	$/MMBtu	Cash flow	$16.146	$10.885	$11.422	$12.850
Oil Collars:
Daily volumes	Bbls/d		844	670	560	473
Floor	$/Bbl	Cash flow	$55.76	$55.56	$55.46	$58.86
Cap	$/Bbl	Cash flow	$79.05	$82.99	$82.81	$84.92

			2008
		Hedge Strategy
			Q1	Q2	Q3	Q4

Natural Gas Collars:
Daily volumes	MMBtu/d		9,560	—	—	—
Floor	$/MMBtu	Cash flow	$8.272	—	—	—
Cap	$/MMBtu	Cash flow	$13.807	—	—	—
Oil Collars:
Daily volumes	Bbls/d		346	121	98	33
Floor	$/Bbl	Cash flow	$60.36	64.66	65.70	65.70
Cap	$/Bbl	Cash flow	$86.15	87.23	90.00	90.00

          Note: Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices and crude oil hedge contract prices are based on NYMEX pricing.

SOURCE  Brigham Exploration Company
           -0-                                                            03/05/2007
          /CONTACT:  Rob Roosa, Finance Manager of Brigham Exploration Company, +1-512-427-3300/
           /Web site:  http://www.bexp3d.com /
           (BEXP)